Contacts:	Rob Capps, Co-CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar / Mark Roberson Dennard Lascar Associates Investor Relations 713-529-6600

MITCHAM INDUSTRIES REPORTS FISCAL 2019
SECOND QUARTER RESULTS

HUNTSVILLE, TX - September 5, 2018 - Mitcham Industries, Inc. (NASDAQ: MIND) (“Mitcham” or “the Company”) today announced financial results for its fiscal 2019 second quarter ended July 31, 2018.
Total revenues for the second quarter of fiscal 2019 were $8.4 million compared to $10.8 million in the second quarter of fiscal 2018 and $7.6 million in the first quarter of fiscal 2019, largely driven by the timing of orders for marine technology products. Revenues from the Marine Technology Products segment were $6.0 million in the second quarter, compared to $9.7 million in the same period last year and $3.7 million in the first quarter of this fiscal year. While Seamap sales declined versus the prior year period, due to a lack of systems sales during the quarter, Klein sales increased 59% compared to the same period last year. Equipment Leasing revenues increased 95% to $2.5 million in the second quarter, compared to the same period last year.
The Company reported a net loss attributable to common shareholders of $5.0 million, or $(0.41) per share, in the second quarter of fiscal 2019 compared to a net loss of $5.6 million, or $(0.46) per share, in the second quarter of fiscal 2018.
Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation, non-cash costs of lease pool equipment sales and non-cash foreign exchange gains and losses) for the second quarter of fiscal 2019 was a loss of approximately $1.1 million compared to a loss of approximately $261,000 in the same period last year. Adjusted EBITDA, which is not a measure determined in accordance with United States generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net loss and cash provided by operating activities in the accompanying financial tables.

Rob Capps, Mitcham’s Co-Chief Executive Officer, stated, “Our second quarter results essentially unfolded as anticipated, producing slightly improved results compared to the second quarter last year and the first quarter of this fiscal year. As we mentioned previously, our Marine Technology Products segment has been experiencing an increase in both inquiries and order activity that is expected to materially benefit the second half of fiscal 2019. In addition, we expect to begin generating meaningful revenue from our recently introduced SeaLink™ product line during the third quarter. As a result, we currently anticipate a more robust second half of fiscal 2019 led by orders for Seamap and Klein booked during the first half of this year. Project inquiries remain strong, as we see several opportunities with NATO navies as well as with hydrographic and oceanographic companies. We are also experiencing an uptick in repairs and aftermarket sales as some of our customers build backlog and find themselves in need of additional capacity.

“In the first six months of this fiscal year we have been focused on establishing the production facilities that will handle the SeaLink product line of marine data acquisition systems. The production and repair of these products will be conducted in our existing facility in Singapore and in a newly established facility in Malaysia. This new facility is in close proximity to our Singapore operations. We have incurred approximately $840,000 of incremental costs during this start-up period without any significant offsetting revenue, a trend that we anticipate will begin to change in the third quarter. This line of solid towed streamer systems is designed to meet a variety of marine seismic data acquisition needs from customers including survey companies and research institutes conducting 3-dimensional, high-resolution seismic surveys.
“On the Equipment Leasing front, we have taken additional steps over the past few quarters to lessen our exposure to the oil and gas industry by reducing our cost structure in certain geographic markets. We expect annualized cost savings of approximately $2 million from these efforts and will begin to see some of the benefit in the third quarter.
“We are pleased to start experiencing the positive impact of our strategic re-positioning that Mitcham began nearly two years ago. We believe that our strong position in the marine technology marketplace will allow us to start growing again, as we see many new opportunities in various markets. On the financial front, our capital structure remains strong, with no debt on our balance sheet and ample liquidity, including cash and cash equivalents of $6.9 million as of July 31, 2018. We look forward to a much improved second half of fiscal 2019.”

FISCAL 2019 SECOND QUARTER RESULTS
Total revenues for the second quarter of fiscal 2019 decreased compared to last year’s second quarter to $8.4 million driven mainly by delays in marine technology products sales. Marine technology products sales decreased 38% to $6.0 million in the second quarter of fiscal 2019 compared to $9.7 million in last year’s second quarter due to a decline in Seamap sales. Klein sales increased 59% during the second quarter compared to last year’s second quarter. The second quarter sales consisted of approximately $3.8 million of Seamap, $1.6 million from Klein (including $190,000 of intra-segment sales) and $0.8 million by SAP.
Equipment leasing revenues for the second quarter of fiscal 2019, excluding lease pool equipment sales, were $1.6 million, an increase of 67% compared to the same period last year. Lease pool equipment sales were $0.7 million in the second quarter of fiscal 2019, compared to $0.2 million in the second quarter a year ago.
Lease pool depreciation expense in the first quarter of fiscal 2019 decreased to $2.4 million from $3.8 million in the same period a year ago, due to a combination of lower lease pool purchases and increased lease pool sales over the past year.
Selling, general and administrative expenses increased to $5.5 million in the second quarter of fiscal 2019 versus $4.8 million in the second quarter of fiscal 2018, due primarily to approximately $587,000 in incremental costs related to the transfer of the acquired SeaLink technology and the set-up of related production and repair facilities in Asia.

CONFERENCE CALL
We have scheduled a conference call for Thursday, September 6 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to discuss our fiscal 2019 second quarter results. To access the call, please dial (412) 902-0030 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging onto the site and clicking “Investor Relations.” A telephonic replay of the conference call will be available through September 13, 2018 and may be accessed by calling (201) 612-7415 and using passcode 13682496#. A webcast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard Lascar Investor Relations (713) 529‑6600 or email dwashburn@dennardlascar.com.

About Mitcham Industries

Mitcham Industries, Inc. provides technology to the oceanographic, hydrographic, defense, seismic and security industries. Headquartered in Huntsville, Texas, Mitcham has a global presence with operating locations in the United States, Canada, Australia, Singapore, Malaysia, Hungary, Colombia and the United Kingdom. Mitcham’s worldwide Marine Technology Products segment, which includes its Seamap and Klein Marine Systems units, designs, manufactures and sells specialized, high performance, marine sonar and seismic equipment. Through its Equipment Leasing segment, Mitcham believes it is the largest independent provider of exploration equipment to the seismic industry.

Certain statements and information in this press release concerning results for the quarter ended July 31, 2018 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Tables to Follow

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	July 31, 2018	January 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$6,886	$9,902
Restricted cash	223	244
Accounts and contracts receivable, net of allowance for doubtful accounts of $3,115 and $3,885 at July 31, 2018 and January 31, 2018, respectively	11,498	10,494
Inventories, net	11,855	10,856
Prepaid expenses and other current assets	1,970	1,550
Total current assets	32,432	33,046
Seismic equipment lease pool and property and equipment, net	19,765	22,900
Intangible assets, net	11,037	8,015
Goodwill	2,531	2,531
Non-current prepaid income taxes	1,570	1,609
Long-term receivables, net of allowance for doubtful accounts of $532 and $2,282 at July 31, 2018 and January 31, 2018, respectively	168	4,652
Other assets	611	926
Total assets	$68,114	$73,679
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,038	$1,271
Deferred revenue	460	741
Accrued expenses and other current liabilities	4,776	5,253
Income taxes payable	886	258
Total current liabilities	8,160	7,523
Deferred tax liability	—	307
Total liabilities	8,160	7,830
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; 768 and 532 issued and outstanding at July 31, 2018 and January 31, 2018, respectively	16,950	11,544
Common stock, $0.01 par value; 20,000 shares authorized; 14,049 and 14,019 shares issued at July 31, 2018 and January 31, 2018, respectively	140	140
Additional paid-in capital	122,672	122,304
Treasury stock, at cost (1,929 at July 31, 2018 and January 31, 2018)	(16,860)	(16,860)
Accumulated deficit	(53,715)	(42,425)
Accumulated other comprehensive loss	(9,233)	(8,854)
Total shareholders’ equity	59,954	65,849
Total liabilities and shareholders’ equity	$68,114	$73,679

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended July 31,		For the Six Months Ended July 31,
	2018	2017	2018	2017
Revenues:
Sale of marine technology products	$5,877	$9,586	$9,443	$16,474
Equipment leasing	1,630	977	4,327	3,694
Sale of lease pool equipment	843	273	2,193	9,101
Total revenues	8,350	10,836	15,963	29,269
Cost of sales:
Sale of marine technology products	3,216	5,868	5,302	9,843
Equipment leasing (including lease pool depreciation)	3,242	4,290	6,824	9,415
Lease pool equipment sales	32	60	732	6,199
Total cost of sales	6,490	10,218	12,858	25,457
Gross profit	1,860	618	3,105	3,812
Operating expenses:
Selling, general and administrative	5,504	4,825	11,134	9,629
Research and development	312	240	682	338
Provision for doubtful accounts	—	—	200	—
Depreciation and amortization	620	525	1,237	1,106
Total operating expenses	6,436	5,590	13,253	11,073
Operating loss	(4,576)	(4,972)	(10,148)	(7,261)
Other income (expense):
Interest income (expense), net	17	17	35	(29)
Other, net	55	(52)	141	(153)
Total other income (expense)	72	(35)	176	(182)
Loss before income taxes	(4,504)	(5,007)	(9,972)	(7,443)
Provision for income taxes	(85)	(357)	(522)	(586)
Net loss	$(4,589)	$(5,364)	$(10,494)	$(8,029)
Preferred stock dividends	(411)	(207)	(796)	(401)
Net loss attributable to common shareholders	$(5,000)	$(5,571)	$(11,290)	$(8,430)
Net loss per common share:
Basic	$(0.41)	$(0.46)	$(0.93)	$(0.70)
Diluted	$(0.41)	$(0.46)	$(0.93)	$(0.70)
Shares used in computing loss per common share:
Basic	12,093	12,082	12,090	12,080
Diluted	12,093	12,082	12,090	12,080

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Six Months Ended July 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(10,494)	$(8,029)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	6,399	9,095
Stock-based compensation	368	461
Provision for inventory obsolescence	115	67
Provision for doubtful accounts, net of charge offs	200	—
Gross (profit) loss from sale of lease pool equipment	(1,246)	(2,852)
Deferred tax expense	(306)	(57)
Changes in:
Trade accounts and contracts receivable	2,227	5,877
Unbilled revenue	(341)	—
Inventories	(1,406)	(107)
Prepaids and other current assets, net	(1,435)	201
Income taxes receivable and payable	665	430
Accounts payable, accrued expenses and other current liabilities	(1,551)	(929)
Deferred revenue	942	—
Foreign exchange losses net of gains	64	(71)
Net cash (used in) provided by operating activities	(5,799)	4,086
Cash flows from investing activities:
Purchases of seismic equipment held for lease	(1,386)	(234)
Acquisition of assets	(3,000)	—
Purchases of property and equipment	(487)	(128)
Sales of used lease pool equipment	2,792	6,020
Net cash (used in) provided by investing activities	(2,081)	5,658
Cash flows from financing activities:
Net payments on revolving line of credit	—	(3,500)
Payments on term loan and other borrowings	—	(2,807)
Net proceeds from preferred stock offering	5,450	774
Preferred stock dividends	(796)	(401)
Net cash provided by (used in) financing activities	4,654	(5,934)
Effect of changes in foreign exchange rates on cash, cash equivalents and restricted cash	189	(169)
Net (decrease) increase in cash, cash equivalents and restricted cash	(3,037)	3,641
Cash, cash equivalents and restricted cash, beginning of period	10,146	3,511
Cash, cash equivalents and restricted cash, end of period	$7,109	$7,152

MITCHAM INDUSTRIES, INC.
Reconciliation of Net Loss and Net Cash Provided by Operating Activities to EBITDA and
Adjusted EBITDA
(unaudited)

	For the Three Months Ended July 31,		For the Six Months Ended July 31,
	2018	2017	2018	2017
	(in thousands)		(in thousands)
Reconciliation of Net loss to EBITDA and Adjusted EBITDA
Net loss	$(4,589)	$(5,364)	$(10,494)	$(8,029)
Interest (income) expense, net	(17)	(17)	(35)	29
Depreciation and amortization	3,096	4,304	6,399	9,095
Provision for income taxes	85	357	522	586
EBITDA (1)	(1,425)	(720)	(3,608)	1,681
Non-cash foreign exchange losses (gains)	62	167	13	361
Stock-based compensation	242	237	368	461
Cost of lease pool sales	7	55	634	6,194
Adjusted EBITDA (1)	$(1,114)	$(261)	$(2,593)	$8,697
Reconciliation of Net cash provided by operating activities to EBITDA
Net cash (used in) provided by operating activities	$(2,433)	$2,974	$(5,799)	$4,086
Stock-based compensation	(242)	(237)	(368)	(461)
Provision for doubtful accounts	—	—	(200)	—
Provision for inventory obsolescence	(115)	(59)	(115)	(67)
Changes in trade accounts, contracts and notes receivable	(398)	(3,702)	(1,886)	(5,877)
Interest received	1	28	2	120
Taxes paid, net of refunds	222	146	268	159
Gross profit (loss) from sale of lease pool equipment	710	163	1,246	2,852
Changes in inventory	562	(1,296)	1,406	107
Changes in accounts payable, accrued expenses and other current liabilities and deferred revenue	875	977	609	929
Changes in prepaid expenses and other current assets	(85)	348	1,435	(201)
Foreign exchange (losses) gains, net	(48)	23	(64)	71
Other	(474)	(85)	(142)	(37)
EBITDA (1)	$(1,425)	$(720)	$(3,608)	$1,681

(1)
EBITDA is defined as net income before (a) interest income and interest expense, (b) provision for (or benefit from) income taxes and (c) depreciation and amortization. Adjusted EBITDA excludes non-cash foreign exchange gains and losses, non-cash costs of lease pool equipment sales and stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance or liquidity calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity, and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements and we believe that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

Mitcham Industries, Inc.
Segment Operating Results
(in thousands)
(unaudited)

	For the Three Months Ended July 31,		For the Six Months Ended July 31,
	2018	2017	2018	2017
	(in thousands)		(in thousands)
Revenues:
Marine technology products	$6,012	$9,662	$9,720	$16,573
Equipment leasing	2,473	1,271	6,520	12,816
Inter-segment sales	(135)	(97)	(277)	(120)
Total revenues	8,350	10,836	15,963	29,269
Cost of sales:
Marine technology products	3,351	5,943	5,579	9,942
Equipment leasing	3,274	4,373	7,556	15,636
Inter-segment costs	(135)	(98)	(277)	(121)
Total cost of sales	6,490	10,218	12,858	25,457
Gross profit	1,860	618	3,105	3,812
Operating expenses:
Selling, general and administrative	5,504	4,825	11,134	9,629
Research and development	312	240	682	338
Provision for doubtful accounts	—	—	200	—
Depreciation and amortization	620	525	1,237	1,106
Total operating expenses	6,436	5,590	13,253	11,073
Operating loss	$(4,576)	$(4,972)	$(10,148)	$(7,261)
Marine Technology Products Segment:
Revenues:
Seamap	$3,814	$7,490	$5,566	$12,377
Klein	1,591	1,002	3,103	1,939
SAP	797	1,622	1,277	2,911
Intra-segment sales	(190)	(452)	(226)	(654)
	6,012	9,662	9,720	16,573
Cost of sales:
Seamap	1,785	4,206	2,629	6,767
Klein	1,090	944	2,126	1,677
SAP	666	1,245	1,064	2,262
Intra-segment sales	(190)	(452)	(240)	(764)
	3,351	5,943	5,579	9,942
Gross profit	$2,661	$3,719	$4,141	$6,631
Gross profit margin	44%	38%	43%	40%
Equipment Leasing Segment:
Revenue:
Equipment leasing	$1,630	$977	$4,327	$3,694
Lease pool equipment sales	718	228	1,881	9,062
Other equipment sales	125	66	312	60
	2,473	1,271	6,520	12,816
Cost of sales:
Direct costs-equipment leasing	797	561	1,725	1,505
Lease pool depreciation	2,445	3,750	5,099	7,931
Cost of lease pool equipment sales	7	66	634	6,195
Cost of other equipment sales	25	(4)	98	5
	3,274	4,373	7,556	15,636
Gross loss	$(801)	$(3,102)	$(1,036)	$(2,820)

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